UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2021

FATHOM HOLDINGS INC.

(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)

001-39412		82-1518164
(Commission File Number)		(IRS Employer Identification No.)

2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 888-455-6040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	FTHM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01         Entry into a Material Definitive Agreement.

On April 13, 2021, Fathom Holdings Inc. (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”), by and among the Company; Fathom Merger Sub A, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub I”); Fathom Merger Sub B, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”); E4:9 Holdings, Inc., a Delaware corporation (“E4:9”); the stockholders of E4:9 set forth on Annex B to the Merger Agreement; and Paul S. Marsh, an individual in the capacity as Stockholder Representative thereunder. Capitalized terms not defined herein are defined in the Merger Agreement.

At the Effective Time, Merger Sub I will be merged with and into E4:9 (the “First Merger”) at which time the separate corporate existence of Merger Sub I will cease and E4:9 will continue as the surviving corporation and wholly-owned subsidiary of the Company (the “First-Step Surviving Corporation”). Subsequent to the First Merger, the First-Step Surviving Corporation will merge with and into Merger Sub II, at which time the separate corporate existence of the First-Step Surviving Corporation will cease, and Merger Sub II will be the surviving company, disregarded as an entity separate from the Company for U.S. federal income tax purposes. The series of mergers disclosed above are referred to herein as the “Merger”.

Pursuant to the Merger Agreement, the Company will pay Merger Consideration of $10,000,000 in cash, as adjusted for Closing Cash Adjustments, as well as shares of the Company’s common stock having an aggregate value on the Closing Date of approximately $16,750,000 (the “Merger Consideration”); provided that certain E4:9 stockholders may elect to accept additional shares of the Company’s common stock in lieu of cash consideration. In addition, the Company will allocate and issue a number of shares of Company common stock equal to $600,000 to certain employees after the Closing pursuant to the Company’s 2019 Omnibus Stock Incentive Plan as directed by the Stockholder Representative. $1,000,000 of the cash portion of the Merger Consideration will be held back at Closing to settle working capital adjustments and indemnity claims made by the Company.

The Merger Agreement includes customary representations, warranties and covenants of the Company and E4:9.

Each party’s obligation to consummate the Merger is subject to customary closing conditions as set out therein, including, among others, (i) subject to certain exceptions, the accuracy of the representations and warranties of the parties; (ii) the performance in all material respects by each of the parties of its covenants and agreements; and (iii) each party’s receipt of the Closing Deliverables. The Company’s specific obligation to consummate the merger is subject to additional closing conditions including, but not limited to, (i) E4:9 Stockholders holding at least 95% of the shares of E4:9 approval of the First Merger and waiver of dissenters’ rights; (ii) the non-occurrence of a Material Adverse Effect; and (iii) E4:9’s receipt of the consent to merger for each material contract and permit for which consent is required.

The Merger Agreement includes certain termination rights for each of the Company and E4:9.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement contains representations and warranties that the parties made to, and are solely for the benefit of, each other. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of the Merger Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01         Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

2.1*	Agreement and Plan of Merger, dated April 13, 2021, by and among Fathom Holdings Inc., Fathom Merger Sub A, Inc., Fathom Merger Sub B, LLC, E4:9 Holdings, Inc., the Stockholders of E4:9 set forth on Annex B thereto and Paul S. Marsh in the capacity as Stockholder Representative.

99.1	Press Release, dated April 14, 2021.

*       The schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any schedule omitted from the Purchase Agreement to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FATHOM HOLDINGS INC.

Date: April 14, 2021	/s/ Marco Fregenal
Marco Fregenal
President and Chief Financial Officer